UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR SECTION 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2014

Teledyne Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-15295	25-1843385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1049 Camino Dos Rios Thousand Oaks, California (Address of principal executive offices)	91360
(Zip Code)

Registrant’s telephone number, including area code: (805) 373-4545

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 23, 2014, Teledyne Technologies Incorporated (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with the purchaser signatories thereto providing for a private placement of $125 million in aggregate principal amount of senior unsecured notes to be issued on December 4, 2014 (the “Notes”). The Notes, when issued, will consist of $30 million of 2.61% Senior Notes due December 4, 2019, and $95 million of 3.09% Senior Notes due December 6, 2021. Interest rates for the Notes were determined on September 4, 2014.

The Notes will be sold to institutional accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act. The Notes will rank pari passu in right of repayment with the Company’s other senior unsecured indebtedness.

Interest on the Notes will accrue from December 4, 2014, and the Company will pay interest semi-annually on June 15 and December 15 of each year, beginning June 15, 2015, until the Notes mature. The Company may prepay some or all of the Notes at any time or from time to time, subject to a make-whole provision, pursuant to the terms of the Purchase Agreement. The Company’s obligations under the Notes will be guaranteed by certain wholly-owned subsidiaries of the Company.

The Purchase Agreement contains covenants that may have the effect of limiting the ability of the Company and its subsidiaries to, among other things, merge with other entities where the Company is not the surviving entity, enter into a transaction resulting in a change in control, create certain new liens, incur certain additional indebtedness or sell a substantial part of its assets. The Purchase Agreement also requires the Company to maintain certain financial ratios.

Events of default under the Purchase Agreement include but are not limited to (i) a default in the payment of principal of the Notes or, following a period of 5 business days, of interest; (ii) a breach of the Company’s covenants or warranties under the Purchase Agreement or any subsidiary guarantor under the guaranty agreement; (iii) any payment default or acceleration of indebtedness of the Company or any subsidiary if the total amount of such indebtedness unpaid or accelerated exceeds $50 million; (iv) events of bankruptcy, insolvency or liquidation involving the Company or its material subsidiaries; (v) the occurrence of a final judgment in amount in excess of $50 million, net of insurance coverage, rendered against the Company, a subsidiary guarantor or any of the Company’s material subsidiaries; and (vi) the failure to maintain funding standards in ERISA based plans and certain other liabilities related to ERISA based plans that result in a material adverse effect on the Company.

The Company intends to use the proceeds of the private placement for general corporate purposes including acquisitions and share repurchases.

The closing of the transactions contemplated by the Purchase Agreement and the issuance of the Notes, which are expected to take place on December 4, 2014, are subject to customary closing conditions.

The descriptions set forth above are qualified in their entirety by the Purchase Agreement, a copy of which is filed as an exhibit to this report and is incorporated by reference herein.

Item 8.01 Other Information

The information set forth above in Item 2.03 is hereby incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	Note Purchase Agreement, dated September 23, 2014, by and among Teledyne Technologies Incorporated and the Purchasers identified therein.

Exhibit 99.2	Press Release dated September 23, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEDYNE TECHNOLOGIES INCORPORATED

By: /s/ Susan L. Main
Susan L. Main
Senior Vice President and Chief Financial Officer

Dated September 23, 2014

EXHIBIT INDEX

Description

Exhibit 99.1	Note Purchase Agreement, dated September 23, 2014, by and among Teledyne Technologies Incorporated and the Purchasers identified therein.

Exhibit 99.2	Press Release dated September 23, 2014.